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                                                                EXHIBIT 99(A).12


Investors are urged to read all documents filed with the Commission related to this offer, including the T-O to which this press release is being filed as an exhibit and the S-4 (file number 333-95527) relating to the exchange offer, as they contain important information. Investors can receive copies of any of the documents related to this offer for free at the Commission's web site and are available for free from the Registrant by writing or telephoning it at the following address:

                         Investor Relation's Department
                         Read-Rite Corporation
                         345 Los Coches Street
                         Milpitas, California 95035
                         (510) 683-7676

FOR IMMEDIATE RELEASE
February 28, 2000

                    PRESS RELEASE ISSUED FEBRUARY 28, 2000

Read-Rite Announces Agreement for Lifting of Interest Payment Blockage

MILPITAS, Calif., Feb. 28 /PRNewswire/ -- Read-Rite Corporation (Nasdaq: RDRT -
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news) announced today that it has reached agreement with its banks on the terms
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under which they will remove their blockage of the interest payment due on March
1, 2000 with respect to Read-Rite's outstanding $345 million of 6 1/2% Convertible Subordinated Notes due September 1, 2004. Under the terms of the agreement, the banks will remove the blockage if 66 2/3% or more of the old notes are exchanged for new 10% Convertible Subordinated Notes due 2004 in Read-Rite's previously announced exchange offer and Read-Rite receives at least $13.7 million in proceeds from the sale of additional new notes.

On February 24, 2000, the banks issued a notice to the trustee for the old notes exercising their rights as holders of senior indebtedness under Read-Rite's bank facility to block the March 1, 2000 interest payment.

Read-Rite Corporation is one of the world's leading independent manufacturers of magnetic recording heads, head gimbal assemblies (HGAs) and head stack assemblies (HSAs) for disk drives and tape drives. The company is headquartered in Milpitas, California and has operations in Japan, Thailand, the Philippines and Singapore. The company's home page on the world wide web can be reached at http://www.readrite.com
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